Exhibit 99.1

For more information:

Ross Ely, HyperSpace Communications, Inc.

Phone (208) 893-1560

Email investor@ehyperspace.com

HYPERSPACE COMMUNICATIONS, INC. ANNOUNCES NEW FINANCING AND RETENTION OF ADDITIONAL INVESTMENT BANKER FOR PRIVATE PLACEMENT

Denver, CO, April 26, 2006— HyperSpace Communications, Inc. (AMEX:HCO), announced today that it has secured a $5 million bridge loan from existing investors and that it has retained the services of an additional investment bank to act as a placement agent in connection with a potential private placement of up to $25 million.

“Today’s announcements are important steps in the capitalization of the company,” said John P. Yeros, Chairman and CEO of HyperSpace Communications, Inc.

More information concerning the $5 million bridge loan will be released in a forthcoming Form 8-K filing.

The engagement agreements with investment banks do not guarantee that the private placement will be successful and the investment banks have not committed to purchase any securities.

About HyperSpace Communications:

HyperSpace Communications, Inc. (AMEX: HCO), through its subsidiary MPC Computers, provides enterprise IT hardware solutions to mid-sized businesses, government agencies and education organizations. MPC offers standards-based server and storage products, along with PC products and computer peripherals, all of which are backed by an industry-leading level of service and support. Additionally, the company provides contract manufacturing and distribution services to partners in the PC industry through its DirectCM division. For more information, visit HyperSpace online at http://www.ehyperspace.com/

Cautionary Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of HyperSpace Communications to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. The $5 million loan is not sufficient to fully address the company’s liquidity constraints. There can be no assurance that any private placement will be completed, or that, if completed, the funds raised in the private placement will be sufficient to fully address the company’s liquidity constraints. No investment bank has guaranteed that it can raise any amount of money in a private placement and deal terms may differ materially from those currently contemplated. Other factors, which could materially affect such forward-looking statements, can be found in HyperSpace Communications' filings with the Securities and Exchange Commission, including risk factors at www.sec.gov. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and HyperSpace Communications undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.